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                                                                    Exhibit 99.2

                            ASYST TECHNOLOGIES, INC.

                      Employee Stock Purchase Plan Offering

1.   Grant; Offering Date.

     (a) The Board of Directors of Asyst Technologies, Inc., a California corporation (the "Company"), pursuant to the Company's Employee Stock Purchase Plan (the "Plan"), hereby authorizes the grant of rights to purchase shares of the common stock of the Company ("Common Stock") to all Eligible Employees (an "Offering"). The first Offering shall begin July 1, 2001 (the "Effective Date") and end on December 31, 2001 (the "Initial Offering"). Thereafter, an Offering shall begin on the date immediately following the ending date of the preceding Offering (e.g., the Offering that follows the Initial Offering shall begin January 1, 2002) and end on the first Exercise Date that is at least six (6) months from its Offering Date. The first day of an Offering is that Offering's "Offering Date."

     (b) Prior to the commencement of any Offering, the Board of Directors (or the Committee described in subparagraph 2(c) of the Plan, if any) may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (i) the Board of Directors (or such Committee) determines that such Offering shall not occur, or (ii) no shares remain available for issuance under the Plan in connection with the Offering.

2.   Eligible Employees.

     All employees of the Company and all employees of any Affiliate incorporated in the United States of America shall be granted rights to purchase Common Stock under each Offering on the Offering Date of such Offering, provided that each such employee otherwise meets the employment requirements of subparagraph 5(a) of the Plan and has been continuously employed for at least six (6) months on the Offering Date of such Offering (an "Eligible Employee"). Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is less than twenty (20) hours per week or five (5) months per calendar year or (ii) five percent (5%) stockholders (including ownership through unexercised options) described in subparagraph 5(c) of the Plan.

3.   Rights.

     (a) Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to ten percent (10%) of such employee's "Earnings" (defined as base salary, wages and other remuneration paid to such employee (including any amounts such employee may defer), overtime pay, commissions, bonuses, and any other remuneration paid directly to such employee, but excluding profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company

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group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation) paid during the period of such Offering beginning after such Eligible Employee first commences participation; provided, however, that no Eligible Employee may purchase Common Stock on a particular Exercise Date that would result in more than ten percent (10%) of such employee's Earnings in the period from the Offering Date to such Exercise Date having been applied to purchase shares under all ongoing Offerings under the Plan and all other Company plans intended to qualify as "employee stock purchase plans" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     (b) The maximum number of shares of Common Stock an Eligible Employee may accrue the right to purchase on any Exercise Date in an Offering shall be the lesser of:

         (i) the number of shares determined by dividing the fair market value (determined as of the Offering Date for such Offering) of a share of Common Stock into $25,000 minus the aggregate fair market value of any other shares of Common Stock (determined as of the relevant Offering Date with respect to such shares) which, for purposes of the limitation of Section 423(b)(8) of the Code, are attributed to the calendar year in which the right is outstanding (determined in accordance with any regulations promulgated under Section 423(b)(8) of the Code); and

         (ii) the number of shares determined by dividing the applicable purchase price (calculated according to paragraph 4 below) into the Earnings accumulated on behalf of such Eligible Employee by that Exercise Date.

     (c) If the aggregate purchase of shares of Common Stock upon exercise of rights granted under the Offering would exceed the maximum aggregate number of shares available, the Board shall make a pro rata allocation of the shares available in a uniform and equitable manner.

4.   Purchase Price.

     The purchase price of the Common Stock under the Offering shall be the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date or eighty-five percent (85%) of the fair market value of the Common Stock on the Exercise Date, in each case rounded up to the nearest whole cent per share. For an Offering Date, "fair market value" shall be the closing price of a share of Common Stock on the Nasdaq National Market on the first trading day that immediately precedes that Offering Date. For an Exercise Date, "fair market value" shall be the closing price of a share of Common Stock on the Nasdaq National Market on that Exercise Date (if that Exercise Date is not a trading day, then the first trading day that immediately precedes that Exercise Date).

5.   Participation.

     (a) An Eligible Employee may elect to participate in an Offering no later than the date set by the Company for submitting an enrollment agreement for such election to the designated representative of the Company. An Eligible Employee shall become a participant in

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an Offering by delivering an enrollment agreement authorizing payroll deductions. Such deductions must be in whole percentages, with a minimum percentage of one percent (1%) and a maximum percentage of ten percent (10%). A participant may not make additional payments into his or her account. The enrollment agreement shall be such form as the Company provides, and must be delivered to the Company no later than the date set by the Company for all Eligible Employees with respect to a given Offering Date.

     (b) A participant may reduce (including to zero) his or her participation level only once during an Offering (except not during the twenty-one (21) days preceding an Exercise Date or such shorter period of time determined by the Company and applicable all participants), by delivering a notice to the Company in such form and at such time as the Company provides with effect to be given to such reduction as soon as administratively practicable after delivery to the Company. Notwithstanding the foregoing, a participant may withdraw from an Offering and receive his or her accumulated payroll deductions from the Offering (reduced to the extent, if any, such deductions have been used to acquire Common Stock for the participant on any prior Exercise Dates), without interest, or reduce his or her participation percentage to zero (0), at any time prior to the end of the Offering, excluding only the twenty-one (21) day period immediately preceding an Exercise Date or such shorter period of time determined by the Company and applicable all participants, by delivering a withdrawal notice to the Company in such form as the Company provides. A participant may increase his or her participation level by delivering a notice (in such form as the Company provides) no later than the date determined by the Company and applicable all participants, with effect to be given to such increase as soon as administratively practicable after the next June 30 or December 31 following the date on which such notice (on a form provided by the Company) is timely received by the Company.

6.   Purchases.

     Subject to the limitations contained herein, on each Exercise Date, each participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering. "Exercise Date" is defined as June 30 for an Offering that commences on a January 1 and is defined as December 31 for an Offering that commences on a July 1.

7.   Notices and Agreements.

     Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five
(5) days after deposit in the United States mail, postage prepaid.

8.   Exercise Contingent on Stockholder Approval.

     The rights granted under an Offering are subject to the approval of the Plan by the shareholders as required for the Plan to obtain treatment as a tax-qualified employee stock purchase plan under Section 423 of the Code and to comply with the requirements of exemption

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from potential liability under Section 16(b) of the Securities Exchange Act of
1934, as amended (the "Exchange Act") set forth in Rule 16b-3 promulgated under the Exchange Act.

9.   Offering Subject to Plan.

     Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.

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